Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West New York, NY 10001	FIRM/AFFILIATE OFFICES

TEL: (212) 735-3000	BOSTON
FAX: (212) 735-2000	CHICAGO
www.skadden.com	HOUSTON
LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON

ABU DHABI
BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
MUNICH
PARIS
August 19, 2025	SÃO PAULO
SEOUL
SINGAPORE
TOKYO
TORONTO

FedEx Corporation
942 South Shady Grove Road

Memphis, Tennessee 38120

Re:	FedEx Corporation – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to FedEx Corporation, a Delaware corporation (the “Company”), in connection with the public offering by the Company of up to $340,494,000 aggregate principal amount of its 3.400% Notes due 2028 (the “Exchange 3.400% 2028 Notes”), $237,285,000 aggregate principal amount of its 4.200% Notes due 2028 (the “Exchange 4.200% 2028 Notes”), $628,053,000 aggregate principal amount of its 3.100% Notes due 2029 (the “Exchange 3.100% 2029 Notes”), $406,103,000 aggregate principal amount of its 4.250% Notes due 2030 (the “Exchange 4.250% 2030 Notes”), $642,185,000 aggregate principal amount of its 2.400% Notes due 2031 (the “Exchange 2.400% 2031 Notes”), $351,518,000 aggregate principal amount of its 4.900% Notes due 2034 (the “Exchange 4.900% 2034 Notes”), $391,912,000 aggregate principal amount of its 3.900% Notes due 2035 (the “Exchange 3.900% 2035 Notes”), $619,635,000 aggregate principal amount of its 3.250% Notes due 2041 (the “3.250% 2041 Notes”), $444,611,000 aggregate principal amount of its 3.875% Notes due 2042 (the “Exchange 3.875% 2042 Notes”), $391,769,000 aggregate principal amount of its 4.100% Notes due 2043 (the “Exchange 4.100% 2043 Notes”), $541,689,000 aggregate principal amount of its 5.100% Notes due 2044 (the “Exchange 5.100% 2044 Notes”), $503,830,000 aggregate principal amount of its 4.100% Notes due 2045 (the “Exchange 4.100% 2045 Notes”), $913,438,000 aggregate principal amount of its 4.750% Notes due 2045 (the “Exchange 4.750% 2045 Notes”), $1,007,069,000 aggregate principal amount of its 4.550% Notes due 2046 (the “Exchange 4.550% 2046 Notes”), $604,653,000 aggregate principal amount of its 4.400% Notes due 2047 (the “Exchange 4.400% 2047 Notes”), $743,435,000 aggregate principal amount of its 4.050% Notes due 2048 (the “Exchange 4.050% 2048 Notes”), $696,469,000 aggregate principal amount of its 4.950% Notes due 2048 (the “Exchange 4.950% 2048 Notes”), $1,047,658,000 aggregate principal amount of its 5.250% Notes due 2050 (the “Exchange 5.250% 2050 Notes”), $213,040,000 aggregate principal amount of its 4.500% Notes due 2065 (the “Exchange 4.500% 2065 Notes,” and collectively with the Exchange 3.400% 2028 Notes, Exchange 4.200% 2028 Notes, Exchange 3.100% 2029 Notes, Exchange 4.250% 2030 Notes, Exchange 2.400% 2031 Notes, Exchange 4.900% 2034 Notes, Exchange 3.900% 2035 Notes, Exchange 3.250% 2041 Notes, Exchange 3.875% 2042 Notes, Exchange 4.100% 2043 Notes, Exchange 5.100% 2044 Notes, Exchange 4.100% 2045 Notes, Exchange 4.750% 2045 Notes, Exchange 4.550% 2046 Notes, Exchange 4.400% 2047 Notes, Exchange 4.050% 2048 Notes, Exchange 4.950% 2048 Notes and the Exchange 5.250% 2050 Notes, the “Exchange USD Notes”), €391,747,000 aggregate principal amount of its 0.450% Notes due 2029 (the “Exchange 0.450% 2029 Notes”), €145,122,000 aggregate principal amount of its 1.300% Notes due 2031 (the “Exchange 1.300% 2031 Notes”) and €402,828,000 aggregate principal amount of its 0.950% Notes due 2033 (the “Exchange 0.950% 2033 Notes, and collectively with the Exchange 0.450% 2029 Notes and the Exchange 1.300% 2031 Notes, the “Exchange Euro Notes”). The USD Notes and the Euro Notes are collectively referred to as the “Exchange Notes”. The Exchange Notes are to be issued under a base indenture, dated as of October 23, 2015 (the “Base Indenture”), among the Company, the Guarantors listed on Schedule I-A hereto (collectively, the “Guarantors”) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) (as successor trustee to Wells Fargo Bank, National Association), as trustee (in such capacity, the “Trustee”), as supplemented by (i) Supplemental Indenture No. 15, dated as of February 26, 2025 (the “USD Supplemental Indenture”), among the Company, the Guarantors and the Trustee with respect to the issuance of the Exchange USD Notes and (ii) Supplemental Indenture No. 16, dated as of February 26, 2025 (the “Euro Supplemental Indenture,” and together the USD Supplemental Indenture, the “Notes Supplemental Indentures,” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantors, the Trustee and U.S. Bank Europe DAC, UK Branch, as paying agent (the “Paying Agent”), with respect to the issuance of the Exchange Euro Notes.

FedEx Corporation
August 19, 2025

The Exchange Notes are to be issued pursuant to the Company’s offers to exchange (each an “Exchange Offer” and, collectively, the “Exchange Offers”) each series of the Exchange Notes, which will be registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of the Company’s issued and outstanding $340,494,000 aggregate principal amount of its 3.400% Notes due 2028, $237,285,000 aggregate principal amount of its 4.200% Notes due 2028, $628,053,000 aggregate principal amount of its 3.100% Notes due 2029, $406,103,000 aggregate principal amount of its 4.250% Notes due 2030, $642,185,000 aggregate principal amount of its 2.400% Notes due 2031, $351,518,000 aggregate principal amount of its 4.900% Notes due 2034, $391,912,000 aggregate principal amount of its 3.900% Notes due 2035, $619,635,000 aggregate principal amount of its 3.250% Notes due 2041, $444,611,000 aggregate principal amount of its 3.875% Notes due 2042, $391,769,000 aggregate principal amount of its 4.100% Notes due 2043, $541,689,000 aggregate principal amount of its 5.100% Notes due 2044, $503,830,000 aggregate principal amount of its 4.100% Notes due 2045, $913,438,000 aggregate principal amount of its 4.750% Notes due 2045, $1,007,069,000 aggregate principal amount of its 4.550% Notes due 2046, $604,653,000 aggregate principal amount of its 4.400% Notes due 2047, $743,435,000 aggregate principal amount of its 4.050% Notes due 2048, $696,469,000 aggregate principal amount of its 4.950% Notes due 2048, $1,047,658,000 aggregate principal amount of its 5.250% Notes due 2050, $213,040,000 aggregate principal amount of its 4.500% Notes due 2065, €391,747,000 aggregate principal amount of its 0.450% Notes due 2029, €145,122,000 aggregate principal amount of its 1.300% Notes due 2031 and €402,828,000 aggregate principal amount of its 0.950% Notes due 2033 (collectively, the “Original Notes”), as contemplated by a Registration Rights Agreement, dated February 26, 2024 (the “Registration Rights Agreement”) among the Company, the Guarantors and Goldman Sachs & Co. LLC.

FedEx Corporation
August 19, 2025

As of the date hereof, the Guarantors guarantee the Original Notes and will guarantee the Exchange Notes immediately following the Exchange Offers (such Guarantees (as defined below) of the Exchange Notes, together with the Exchange Notes, the “Securities”) and any Original Notes that remain outstanding following the Exchange Offers.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)           the registration statement on Form S-4 of the Company and the Guarantors relating to Exchange Notes filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)           an executed copy of the Registration Rights Agreement;

(c)           an executed copy of the Base Indenture, including Article 12 thereof containing the guaranty obligations of the Guarantors in relation to the Exchange Notes (the “Guarantees”);

(d)           an executed copy of Supplemental Indenture No. 15;

(e)           an executed copy of Supplemental Indenture No. 16;

(f)            the forms of global certificates evidencing the Euro Notes, to be registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream (the “Euro Note Certificates”), and delivered by the Company to the Trustee for authentication and delivery;

(g)           the forms of global certificates evidencing the USD Notes, to be registered in the name of Cede & Co. (the “USD Note Certificates,” and together with the Euro Note Certificates, the “Note Certificates”), and delivered by the Company to the Trustee for authentication and delivery;

FedEx Corporation
August 19, 2025

(h)           the Agency Agreement, dated as of February 26, 2025 (the “Agency Agreement”), among the Company, the Paying Agent, U.S. Bank Trust Company, National Association, as the registrar and transfer agent, and the Trustee;

(i)            an executed copy of a certificate of the Secretary or Assistant Secretary of each Opinion Party (as defined below), as applicable, dated the date hereof (the “Secretary’s Certificate”);

(j)            a copy of each Opinion Party’s certificate of incorporation or certificate of formation, as applicable, certified by the Secretary of State of the State of Delaware as of July 21, 2025, and certified pursuant to the Secretary’s Certificate;

(k)           a copy of each Opinion Party’s by-laws, as amended and in effect as of the date hereof, or limited liability company agreement, as applicable, certified pursuant to the Secretary’s Certificate;

(l)            copies of certain resolutions of the Board of Directors of the Company, adopted on December 18, 2024 and September 28, 2015, certified pursuant to the Secretary’s Certificate; and

(m)          copies of resolutions or other actions by written consent of the board of directors, sole member or managing member, as applicable, of each of the Opinion Party Guarantors (as defined below), adopted on January 6, 2025, and September 28, 2015, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Parties and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Opinion Parties and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Opinion Parties and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Transaction Documents (as defined below).

FedEx Corporation
August 19, 2025

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the Covered State Laws (as defined below) (all of the foregoing being referred to as “Opined-on Law”).

The Note Certificates, the Guarantees, the Indenture and the Agency Agreement are referred to herein collectively as the “Transaction Documents.” As used herein, (i) “Opinion Party Guarantors” means the DE Corporate Subsidiaries and Federal Express Holdings S.A., LLC, (ii) “DE Corporate Subsidiaries” means the entities listed on Schedule I-B hereto, (iii) “Opinion Parties” means the Company and the Opinion Party Guarantors, and (iv) “Non-Opinion Party Guarantors” means the Guarantors listed on Schedule I-C.

As used herein, “Covered State Laws” means, with respect to the Company and the DE Corporate Subsidiaries, the General Corporation Law of the State of Delaware (the “DGCL”), and, with respect to Federal Express Holdings S.A., LLC, the Delaware Limited Liability Company Act (the “DLLCA”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.             The Note Certificates have been duly authorized by all requisite corporate action on the part of the Company and when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, and (iii) the Note Certificates have been duly executed by the Company under the DGCL, and duly authenticated by the Trustee and issued and delivered by the Company upon consummation of the Exchange Offer against receipt of the Original Notes to be surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offers, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

2.             The Guarantee of each Opinion Party Guarantor has been duly authorized by all requisite corporate or limited liability company, as applicable, action on the part of such Opinion Party Guarantor and when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939 and (iii) the Note Certificates are duly authenticated by the Trustee and are issued and delivered by the Company upon consummation of the Exchange Offers against receipt of the Original Notes to be surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offers, each Guarantee will constitute the valid and binding obligation of the applicable Guarantor, enforceable against such Opinion Party Guarantor in accordance with its terms under the laws of the State of New York.

FedEx Corporation
August 19, 2025

The opinions stated herein are subject to the following assumptions and qualifications:

(a)            we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)           we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)           except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)           we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e)            we do not express any opinion whether the execution or delivery of any Transaction Document by any Opinion Party, or the performance by any Opinion Party of its obligations under any Transaction Document to which such Opinion Party is a party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of any Opinion Party or any of its subsidiaries;

(f)            the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(g)           subsequent to the effectiveness of the Base Indenture and immediately prior to the issuance of the Notes Certificates, the Base Indenture has not been amended, restated, supplemented or otherwise modified in any way other than by Supplemental Indenture No. 15 and Supplemental Indenture No. 16 that affects or relates to the Securities;

(h)           we do not express any opinion with respect to the enforceability of Section 1.12 of the Base Indenture to the extent that such section purports to bind any Opinion Party to the exclusive jurisdiction of any particular federal court or courts;

FedEx Corporation
August 19, 2025

(i)             we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(j)             we do not express any opinion with respect to the enforceability of Article 12 of the Indenture to the extent that such section provides that the obligations of the Guarantors are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(k)            we do not express any opinion with respect to the enforceability of the provisions contained in Section 12.2 of the Indenture to the extent that such provisions limit the obligations of the Guarantors under the Indenture or any right of contribution of any party with respect to the obligations of the Guarantors under the Indenture;

(l)             we have assumed that the choice of euros as the currency in which certain of the Securities are denominated does not contravene any exchange control or other laws of the European Union, and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars;

(m)          to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(n)           this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

In addition, in rendering the foregoing opinions we have also assumed that, at all applicable times:

(a)           each Non-Opinion Party Guarantor (i) was duly incorporated or formed, as applicable, and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization or formation, as applicable, and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization or formation, as applicable, in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents to which such Non-Opinion Party Guarantor is a party;

(b)           each Non-Opinion Party Guarantor had the corporate or limited liability company, as applicable, power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents to which such Non-Opinion Party Guarantor is a party;

FedEx Corporation
August 19, 2025

(c)           each of the Transaction Documents to which each Non-Opinion Party Guarantor is a party had been duly authorized, executed and delivered by all requisite corporate or limited liability company, as applicable, action on the part of such Non-Opinion Party Guarantor;

(d)           neither the execution and delivery by the Company and each Guarantor of the Transaction Documents to which the Company or each Guarantor is a party nor the performance by the Company and such Guarantor of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the certificate of incorporation, certificate of formation, by-laws or limited liability company agreement, as applicable, or any other comparable organizational document of the Company or any Guarantor, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or any Guarantor or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended May 31, 2025), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or any Guarantor or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or any Guarantor or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law);

(e)           neither the execution and delivery by the Company or any Guarantor of the Transaction Documents to which the Company or such Guarantor is a party nor the performance by the Company and such Guarantor of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(f)            the LLC Agreement of Federal Express Holdings S.A., LLC is the only limited liability company agreement, as defined under the DLLCA, of the members of Federal Express Holdings S.A., LLC as to the affairs of Federal Express Holdings S.A., LLC and the conduct of its business, and we do not express any opinion with respect to the effect of any other agreement of the members of Federal Express Holdings S.A., LLC as to the affairs of Federal Express Holdings S.A., LLC and the conduct of its business. Further, we have assumed that Federal Express Holdings S.A., LLC has, and since the time of its formation has had, at least one validly admitted and existing member of Federal Express Holdings S.A., LLC and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by Federal Express Holdings S.A., LLC or its sole member, that would result in, the liquidation, dissolution or winding-up of Federal Express Holdings S.A., LLC, (ii) no event has occurred that has adversely affected the good standing of Federal Express Holdings S.A., LLC under the laws of its jurisdiction of formation, and Federal Express Holdings S.A., LLC has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of Federal Express Holdings S.A., LLC’s certificate of formation.

FedEx Corporation
August 19, 2025

We hereby consent to the reference to our firm under the heading “Validity of the Securities” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations under the Securities Act. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MSH

Schedule I-A

Guarantors

Federal Express Corporation

Federal Express Europe, Inc.

Federal Express Holdings S.A., LLC

Federal Express International, Inc.

FedEx Freight, Inc.

FedEx Office and Print Services, Inc.

Schedule I-B

Delaware Corporate Subsidiaries

Federal Express Corporation

Federal Express Europe, Inc.

Federal Express International, Inc.

Schedule I-C

Non-Opinion Party Guarantors

FedEx Freight, Inc., an Arkansas corporation

FedEx Office and Print Services, Inc., a Texas corporation